Exhibit 5.1
 September 7, 2011
VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	FluoroPharma Medical, Inc. Form S-1 Registration Statement – File No. 333-175647

Ladies and Gentlemen:

     We are counsel to FluoroPharma Medical, Inc. We refer to the above-captioned registration statement on Form S-1 File No. 333-175647 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by FluoroPharma Medical, Inc., a Nevada corporation (the “Company”), with the U.S. Securities and Exchange Commission.

     We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the States of Nevada and New York and the federal laws of the United States of America. We are not admitted to practice in the State of Nevada; however, we have reviewed relevant portions of Chapter 78 of the Nevada Revised Statutes, also known as the Nevada Business Corporation Act, and have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.

     Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of 7,208,509 shares of common stock (including 1,807,229 shares of common stock issuable upon conversion of Series A Preferred Stock) of which 5,401,280 have been issued in the manner described in the Registration Statement legally and validly, and are fully paid and non-assessable, and 2,974,258 shares of common stock issuable upon exercise of certain warrants, will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP

61 Broadway    New York, New York  10006  212-930-9700  212-930-9725 Fax
www.srff.com